                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  Confidential, for Use of the
                                                    Commission Only (As permitted by Rule
                                                    14A-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ALLEGHENY TELEDYNE INCORPORATED
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                        ALLEGHENY TELEDYNE INCORPORATED
                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479

                                   NOTICE OF
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                             THURSDAY, MAY 14, 1998
                           11:00 A.M. PITTSBURGH TIME
                        ROOM 1000 AUDITORIUM, 10TH FLOOR
                             TWO MELLON BANK CENTER
                             (UNION TRUST BUILDING)
                                435 FIFTH AVENUE
                            PITTSBURGH, PENNSYLVANIA

--------------------------------------------------------------------------------

TABLE OF CONTENTS                                             PAGE
Letter from the Chairman, President and Chief Executive
  Officer...................................................     1
Notice of Annual Meeting of Stockholders....................     2
Proxy Statement.............................................     3
     Election of Directors..................................     4
     Information About the Board of Directors...............     9
     Security Ownership.....................................    12
     Ratification of Selection of Independent Accountants...    15
     Other Business to Come Before the Meeting..............    15
     Executive Compensation.................................    15
     Cumulative Total Stockholder Return....................    28
     Certain Transactions...................................    28
     1999 Annual Meeting and Stockholder Proposals..........    31

--------------------------------------------------------------------------------

RICHARD P. SIMMONS
Chairman,
President and Chief Executive Officer
                                                         Allegheny Teledyne Logo

                                                              1000 Six PPG Place
                                                       Pittsburgh, PA 15222-5479

                                                                  March 23, 1998

Dear Stockholder:

     We are pleased to invite you to attend the annual meeting of the stockholders of Allegheny Teledyne Incorporated to be held on Thursday, May 14, 1998, in Pittsburgh, Pennsylvania. The meeting will begin with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement followed by a report on Company operations. I urge you to attend.

     If you are a stockholder of record and you plan to attend the meeting, please complete and return the enclosed postage-paid ticket request card. An admission ticket, which will expedite your admission to the meeting, will be mailed to you prior to the meeting.

     Whether you own few or many shares and whether or not you plan to attend the meeting, it is important that you vote your shares. Please promptly read the Proxy Statement and then complete, sign and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.

     We look forward to seeing as many of you as possible at the 1998 Annual Meeting.

                                        Sincerely,

                                        /s/ R.P. Simmons
                                        R. P. Simmons

                        ALLEGHENY TELEDYNE INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998

                               ------------------

     The Annual Meeting of Stockholders of Allegheny Teledyne Incorporated will be held on Thursday, May 14, 1998, at 11:00 A.M., Pittsburgh time, at the Room 1000 Auditorium, 10th Floor, Two Mellon Bank Center (Union Trust Building), 435 Fifth Avenue, Pittsburgh, Pennsylvania, for the following purposes:

  1. To elect five Class II directors to serve for a term of three years.

  2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for fiscal 1998.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, 1000 Six PPG Place, Pittsburgh, Pennsylvania, for a period of 10 days prior to the meeting.

                                               By order of the Board of
                                               Directors

                                               /s/ Jon D. Walton
                                                         Jon D. Walton
                                               Senior Vice President, General
                                               Counsel
                                                         and Secretary

Dated: March 23, 1998

YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                        ALLEGHENY TELEDYNE INCORPORATED
                               1000 SIX PPG PLACE
                      PITTSBURGH, PENNSYLVANIA 15222-5479

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed beginning on or about March 23, 1998 to stockholders in connection with the solicitation of proxies by the Board of Directors of Allegheny Teledyne Incorporated (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held May 14, 1998.

     Stockholders whose names appeared of record on the books of the Company at the close of business on March 16, 1998 are entitled to notice and to vote at the meeting. On the record date for the meeting, there were 174,350,760 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the meeting. Shares can be voted at the meeting only if the stockholder is present in person or is represented by proxy.

     When your proxy card is returned properly signed, the shares represented will be counted for quorum purposes and will be voted in accordance with your instructions. You can specify your choices by marking the appropriate boxes on the proxy card. Unless contrary instructions are indicated on your proxy card, the shares will be voted as recommended by the Board of Directors. You may revoke your proxy, by written notice to the Corporate Secretary of the Company, at any time before it is voted at the meeting.

     Your vote is important and you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may still vote by ballot at the meeting, which will automatically cancel any proxy voting authority previously given. If you are a stockholder of record and you are planning to attend the meeting in person, please complete and return the enclosed postage-paid ticket request card promptly so that we can mail your admission ticket. Stockholders without admission tickets will be admitted upon verification of ownership.

     Proxy cards, ballots and voting tabulations that identify individual stockholders are normally available for examination only by the inspector of elections, the Corporate Secretary and certain employees associated with processing proxy cards and tabulating the vote. The Company does not disclose the vote of any stockholder except as may be necessary to meet legal requirements.

     Each of the trustees of the Company's employee benefit plans has the sole right to exercise all rights relating to Common Stock held for participants in such plans. Participants in the defined contribution plans have the right, however, to direct the trustee as to the manner in which voting and other rights will be exercised with respect to the shares of Common Stock allocated to their accounts and shown on the voting instruction card which they will receive from the Plan Administrator. Generally, each trustee will vote shares for which no participant's instructions are received in the same proportion as shares for which participant instructions have been received.

     Company stock held for the account of participants in the Allegheny Teledyne Employee Stock Purchase Plan (also known as "The Stock Advantage") (which was formerly known as the Teledyne Employee Stock Purchase Plan) will be voted in accordance with the participant's signed voting instructions duly delivered to the Plan Administrator for such Plan or, in the case of shares of Common Stock for which instructions are not received, as the Plan Administrator determines in the exercise of its duties.

     If a stockholder is a participant in the Company's Automatic Dividend Reinvestment Service for Stockholders, the proxy card represents authority to vote the number of full shares in the participant's dividend reinvestment service account on the record date, as well as shares registered in the participant's name.

     The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. The Company has retained Morrow & Co., at an estimated cost of $8,000 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals on behalf of the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names. Shares represented by a duly completed proxy card submitted by a nominee holder on behalf of beneficial owners will be counted for quorum purposes and will be voted to the extent instructed by the nominee holder on the proxy card. The rules applicable to a nominee holder may preclude it from voting the shares that it holds on certain kinds of proposals (sometimes referred to as "broker non-votes") unless it receives voting instructions from the beneficial owners of the shares. Broker non-votes on a particular proposal will not be counted as having been voted for or against the proposal.

                             ELECTION OF DIRECTORS
                             (ITEM A ON PROXY CARD)

     The business and affairs of the Company are managed under the direction of the Board of Directors as provided in the by-laws of the Company and the laws of the State of Delaware. The Board is not, however, involved in day-to-day operations. Members of the Board are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, the Vice Chairman of the Board, other members of senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings. Regular meetings of the Board were held six times in 1997. Special meetings are scheduled when required; one was held in 1997. In 1997, the directors' attendance at meetings of the Board and its committees was over 95% except for Fayez Sarofim who attended less than 75% of the meetings of the Board and the committee on which he serves.

     Under the Company's certificate of incorporation, the Board has the power to fix the number of directors. The Board of Directors currently consists of fourteen members, three of whom are employees of the Company. Fayez Sarofim has announced his intention to retire from the Company's Board of Directors for personal reasons. His term will expire at the 1998 Annual Meeting of Stockholders.

     Pursuant to the Company's certificate of incorporation, the members of the Board of Directors are divided into three classes. The term of the Class II directors expires at the 1998 Annual Meeting of Stockholders. The terms of the Class III and Class I directors will expire at the 1999 and 2000 Annual Meetings, respectively. At each annual meeting, the directors elected to succeed those whose terms expire are identified as being of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. A director elected to fill a vacancy is elected to the same class as the director such person succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which such director is elected.

     Four incumbent Class II directors are nominees for election this year for a three-year term expiring at the annual meeting of stockholders to be held in the year 2001. In addition, the Board of Directors is recommending the election of Ray J. Groves as a Class II director. In the election, the five persons who receive the highest number of votes actually cast will be elected. Broker non-votes will not be treated as votes cast. Following the Annual Meeting, the Board of Directors will consist of fourteen members.

     The proxies named in the proxy card intend to vote for the election of the five Class II nominees listed below unless otherwise instructed. If you do not wish your shares to be voted for a particular nominee, you must identify the exception in the appropriate space provided on the proxy card, in which case your shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     A brief statement of the background of each nominee and each continuing Class III and Class I director, including their principal occupations during the past five years, is provided on the following pages.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE CLASS II
                                   NOMINEES.

              NOMINEES FOR CONTINUING DIRECTORS--TERM EXPIRES 2001

                                    CLASS II

ARTHUR H. ARONSON                          Arthur H. Aronson has been Executive Vice President of the
Executive Vice President of the Company    Company since August 1996 and is responsible for the
                                           Company's specialty metals companies. He was President of
Director since 1996                        Allegheny Ludlum Corporation ("Allegheny Ludlum") from
Age: 62                                    August 1994 to January 1998 and has served as a director of
                                           Allegheny Ludlum since 1990. Mr. Aronson was the Chief
                                           Executive Officer of Allegheny Ludlum from August 1994 to
                                           August 1996. Previously, he served as Executive Vice
                                           President and Chief Operating Officer of Allegheny Ludlum.
                                           Mr. Aronson is a member of the Technology Committee. He is also a director of Cooper Tire & Rubber Company.

PAUL S. BRENTLINGER                        Paul S. Brentlinger is a Partner in Morgenthaler Ventures,
Partner, Morgenthaler Ventures             a venture capital group headquartered in Cleveland, Ohio.
                                           He served as a director of Allegheny Ludlum beginning in
Director since 1996                        1987. Mr. Brentlinger is Vice Chairman of the Audit and
Age: 70                                    Finance Committee and Chairman of the Technology Committee.
                                           He is also a director of Ferro Corporation.

RAY J. GROVES                              Ray J. Groves is Chairman of Legg Mason Merchant Banking,
Chairman, Legg Mason                       Inc., a subsidiary of Legg Mason, Inc., based in Baltimore,
  Merchant Banking, Inc.                   Maryland. Previously he served as Chairman and Chief
Age: 62                                    Executive Officer of Ernst & Young LLP until his retirement in 1994. Mr. Groves is also a director of Consolidated
                                           Natural Gas Company, Electronic Data Systems Corporation,
                                           Lamalie Associates, Inc., Marsh & McLennan Companies, Inc.
                                           and RJR Nabisco, Inc.

WILLIAM G. OUCHI                           William G. Ouchi is a professor of management in the
Professor of Management, Anderson          Anderson Graduate School of Management, University of
  Graduate School of Management,           California at Los Angeles. Dr. Ouchi was a director of
  University of California at              Teledyne beginning in 1996. Dr. Ouchi is a member of the
  Los Angeles                              Audit and Finance Committee, a member of the Personnel and
                                           Compensation Committee and a member of the Stock Incentive
Director since 1996                        Award Subcommittee. He is also a director of FirstFed
Age: 54                                    Financial Corp.

JAMES E. ROHR                              James E. Rohr has been President of PNC Bank Corp. since
President, PNC Bank Corp.                  1992. He also serves as President and Chief Executive
                                           Officer of its Pennsylvania bank, PNC Bank, National
Director since 1996                        Association. Mr. Rohr served as a director of Allegheny
Age: 49                                    Ludlum beginning in 1988. He is a member of the Audit and
                                           Finance Committee and of the Technology Committee. He is
                                           also a director of PNC Bank Corp. and Equitable Resources,
                                           Inc.

                    CONTINUING DIRECTORS--TERM EXPIRES 1999

                                   CLASS III

ROBERT P. BOZZONE                          Robert P. Bozzone has been Vice Chairman of the Board of
Vice Chairman of the Board                 the Company since August 1996. He had served as Vice
  of the Company                           Chairman of Allegheny Ludlum since August 1994, and
                                           previously was President and Chief Executive Officer of
Director since 1996                        Allegheny Ludlum. Mr. Bozzone served as a director of
Age: 64                                    Allegheny Ludlum beginning in 1981. Mr. Bozzone is a member of the Executive Committee and a member of the Committee on
                                           Governance. He is a director of DQE, Inc., whose principal subsidiary is Duquesne Light Company.

FRANK V. CAHOUET                           Frank V. Cahouet is the Chairman, President and Chief
Chairman, President and Chief Executive    Executive Officer of Mellon Bank Corporation, a bank
  Officer, Mellon Bank Corporation         holding corporation, and Mellon Bank, N.A., a banking
                                           corporation. He served as a director of Teledyne beginning
Director since 1996                        in 1994. Mr. Cahouet is Chairman of the Audit and Finance
Age: 65                                    Committee and a member of the Committee on Governance. He
                                           is also a director of Avery Dennison Corporation and
                                           Saint-Gobain Corporation.

W. CRAIG MCCLELLAND                        W. Craig McClelland has been Chairman and Chief Executive
Chairman and Chief Executive Officer,      Officer of Union Camp Corporation, a manufacturer of paper
  Union Camp Corporation                   products, since July 1994. Prior to that time, he served as
                                           President and Chief Operating Officer of Union Camp. Mr.
Director since 1996                        McClelland was a director of Allegheny Ludlum beginning in
Age: 63                                    1987. He is Chairman of the Committee on Governance and a
                                           member of the Personnel and Compensation Committee and the
                                           Stock Incentive Award Subcommittee. He is also a director
                                           of Union Camp Corporation and PNC Bank Corp.

CHARLES J. QUEENAN, JR.                    Charles J. Queenan, Jr. is Senior Counsel to Kirkpatrick &
Senior Counsel,                            Lockhart LLP, attorneys-at-law. Prior to January 1996, he
  Kirkpatrick & Lockhart LLP               was a partner in that firm. Mr. Queenan served as a
                                           director of Allegheny Ludlum beginning in 1980. He is the
Director since 1996                        Chairman of the Personnel and Compensation Committee and is
Age: 67                                    a member of the Executive Committee. Mr. Queenan is also a director of Crane Co. and Medusa Corporation.

GEORGE A. ROBERTS                          George A. Roberts is a private investor. He was President
Former President and Chief Executive       of Teledyne from 1966 to 1990 and Chief Executive Officer
  Officer, Teledyne, Inc.                  from April 1968 to January 1991. Dr. Roberts was a director of Teledyne beginning in 1966 and served as Chairman of the
Director since 1996                        Board of Directors of Teledyne from January 1991 through
Age: 79                                    March 1993. Dr. Roberts is a member of the Committee on
                                           Governance, a member of the Technology Committee and a
                                           member of the Executive Committee. He is also a director of
                                           Argonaut Group, Inc. and Unitrin, Inc.

                    CONTINUING DIRECTORS--TERM EXPIRES 2000

                                    CLASS I

DIANE C. CREEL                             Diane C. Creel is Chief Executive Officer and President of
Chief Executive Officer and                EarthTech, an international consulting engineering firm.
  President, EarthTech                     Ms. Creel served as a director of Teledyne beginning in
                                           1995. She is the Chair of the Stock Incentive Award
Director since 1996                        Subcommittee and a member of the Personnel and Compensation
Age: 49                                    Committee. Ms. Creel is also a director of Glendale Federal
                                           Bank, the Boards of the Corporations and Trusts which
                                           comprise the Fixed Income Funds of the American Funds
                                           Group, and The B. F. Goodrich Company.

C. FRED FETTEROLF                          C. Fred Fetterolf was President and Chief Operating Officer
Former President and Chief Operating       of Aluminum Company of America prior to 1991. Mr. Fetterolf
  Officer, Aluminum Company                served as a director of Allegheny Ludlum beginning in 1987.
  of America                               Mr. Fetterolf is a member of the Personnel and Compensation
                                           Committee and a member of the Stock Incentive Award
Director since 1996                        Subcommittee. He is also a director of Commonwealth
Age: 69                                    Aluminum Corp., Dentsply International Inc., Mellon Bank
                                           Corporation, Union Carbide Corporation, Praxair, Inc. and
                                           Quaker State Corporation.

ROBERT MEHRABIAN                           Robert Mehrabian has been Senior Vice President of the
Senior Vice President of the Company       Company since August 1997 and is responsible for the
                                           Company's aerospace and electronics companies. Previously,
Director since 1996                        Dr. Mehrabian served as the President of Carnegie Mellon
Age: 56                                    University. He is a member of the Technology Committee. Dr.
                                           Mehrabian is also a director of Mellon Bank Corporation,
                                           PPG Industries Inc. and BEI Technologies, Inc.
RICHARD P. SIMMONS                         Richard P. Simmons has been Chairman of the Board of the
Chairman, President and Chief Executive    Company since August 1996 and President and Chief Executive
  Officer of the Company                   Officer since February 1997. Previously, he was Chairman of the Board of Allegheny Ludlum, having begun his service on
Director since 1996                        that Board in 1980. He also served as Chief Executive
Age: 66                                    Officer of Allegheny Ludlum until 1990. Mr. Simmons is
                                           Chairman of the Executive Committee. He is also a director of PNC Bank Corp. and Consolidated Natural Gas Company.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established six standing committees: the Executive Committee, the Audit and Finance Committee, the Committee on Governance, the Personnel and Compensation Committee, the Stock Incentive Award Subcommittee and the Technology Committee.

     EXECUTIVE COMMITTEE

     The Executive Committee has broad powers to act on behalf of the full Board of Directors. In practice, the Executive Committee acts when emergency issues or scheduling problems make it difficult to convene a meeting of all directors and on specific matters referred to the Committee by the Board of Directors. All actions must be reported at the Board's next meeting. The Executive Committee met four times during 1997. The members of the Executive Committee are Richard
P. Simmons, Chairman, Robert P. Bozzone, Charles J. Queenan, Jr. and George A. Roberts.

     AUDIT AND FINANCE COMMITTEE

     The Audit and Finance Committee is comprised of five directors, none of whom is an officer or employee of the Company.

     Among its principal audit functions, the Committee:

     - Makes recommendations to the Board of Directors regarding the appointment of the independent accountants for the coming year.

     - Reviews the scope, general extent and proposed fees of the annual audit plan and other activities of the independent accountants and the audit plan of the internal auditors.

     - Reviews with management and the independent accountants, upon completion of the annual audit, the financial statements and related reports for their adequacy and compliance with generally accepted accounting, reporting and disclosure standards.

     - Evaluates the effectiveness of the Company's internal and external audit efforts, accounting and financial controls, policies and procedures and business ethics policies and practices through a review of reports by, and at regular meetings with, the internal and external auditors and with management, as appropriate.

     Among its principal finance functions, the Committee:

     - Reviews and evaluates proposed bank credit agreements and other major financial proposals.

     - Reviews and evaluates Company relationships with banks and other financial institutions.

     - Reviews and makes recommendations to the Board of Directors concerning policies with respect to dividends, capital structure and authorized stock.

     The independent auditors and the internal auditors have full and free access to the Committee and meet with it, with and without management being present, to discuss all appropriate matters. The present members of the Audit and Finance Committee are Frank V. Cahouet, Chairman, Paul S. Brentlinger, Vice Chairman, William G. Ouchi, James E. Rohr and Fayez Sarofim. The Committee met three times in 1997.

     COMMITTEE ON GOVERNANCE

     The Committee on Governance is comprised of W. Craig McClelland, Chairman, Robert P. Bozzone, Frank V. Cahouet, and George A. Roberts. The Committee held two meetings in 1997.

     The principal responsibilities of the Committee are to:

     - Make recommendations to the Board of Directors with respect to candidates for nomination as new Board members and with respect to incumbent directors for nomination as continuing Board members.

     - Make recommendations to the Board of Directors concerning the memberships of committees of the Board and the chairpersons of the respective committees.

     - Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

     - Administer the Company's formal compensation programs for directors, including the 1996 Non-Employee Director Stock Compensation Plan.

     - Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors, including the orientation of new members and the flow of information.

     - Evaluate Board tenure policies as well as policies covering the retirement or resignation of incumbent directors.

     Under the Company's certificate of incorporation, recommendations by stockholders of potential nominees must be directed to the Corporate Secretary in the manner specified in the certificate of incorporation. See "1999 Annual Meeting and Stockholder Proposals" below.

     PERSONNEL AND COMPENSATION COMMITTEE

     The Personnel and Compensation Committee is comprised of Charles J. Queenan, Jr., Chairman, Diane C. Creel, Vice Chair, C. Fred Fetterolf, W. Craig McClelland and William G. Ouchi, none of whom is an employee of the Company and each of whom is an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See the "Board Compensation Committees Report on Executive Compensation" below. The Committee held six meetings in 1997.

     Among its principal duties, the Committee:

     - Makes recommendations to the Board of Directors concerning general executive management organization matters.

     - Makes recommendations to the Board of Directors concerning compensation and benefits for employees who are also directors of the Company, consults with the Chief Executive Officer on compensation and benefit matters relating to other officers who are required to file reports under
       Section 16 of the Securities Exchange Act of 1934, as amended, ("statutory insiders") and makes recommendations to the Board of Directors concerning compensation policies and procedures relating to officers who are statutory insiders generally.

     - Makes recommendations to the Board of Directors concerning policy matters relating to employee benefits and employee benefit plans.

     - Makes recommendations to the Stock Incentive Award Subcommittee of the Board of Directors with respect to awards of stock-based compensation to officers who are statutory insiders of the Company.

     - Administers the Company's formal incentive compensation plans, except to the extent that such plans are administered by the Stock Incentive Award Subcommittee.

     STOCK INCENTIVE AWARD SUBCOMMITTEE

     The Stock Incentive Award Subcommittee is comprised of Diane C. Creel, Chair, C. Fred Fetterolf, W. Craig McClelland and William G. Ouchi, none of whom is an employee of the Company and each of whom is a "non-employee director" for the purposes of Rule 16b-3 of the Securities and Exchange Commission and an "outside director" for the purposes of Section 162(m) of the Code. See the "Board Compensation Committees Report on Executive Compensation" below. The Committee held five meetings in 1997.

     The Stock Incentive Award Subcommittee is responsible for administering the Company's stock-based incentive compensation programs, as they apply to officers of the Company who are statutory insiders.

     TECHNOLOGY COMMITTEE

     The Technology Committee is comprised of Paul S. Brentlinger, Chairman, Arthur H. Aronson, Robert Mehrabian, George A. Roberts and James E. Rohr. It is concerned with the impact of technologies which do or could materially affect the success of the Company. The Committee is also responsible for assessing the technical capabilities of the Company and making recommendations to the Board of Directors concerning priorities, asset deployment and other matters relevant to the technical activities of the Company. The Committee had one meeting in 1997.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid an annual fee of $28,000, $1,500 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board on which they serve. In addition, each non-employee chairman of a committee is paid an annual fee of $3,000. Directors who are employees of the Company do not receive any compensation for their services on the Board or its committees.

     Each non-employee director also participates in the 1996 Non-Employee Director Stock Compensation Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to promote the interests of the Company and its stockholders by attracting, retaining and providing an incentive to non-employee directors through the acquisition of an equity interest in the Company and an increased personal interest in its performance. Under the Director Stock Plan, options to purchase 1,000 shares of Common Stock are generally granted to each non-employee director at the conclusion of each annual meeting of stockholders. The purchase price of the Common Stock covered by the options is the fair market value of the Common Stock (as defined in the Director Stock Plan) on the date the option is granted.

     The Director Stock Plan also provides that each director will receive at least one-fourth of the annual retainer fee payment in the form of Common Stock and/or options to purchase Common Stock. Each director may elect to receive additional amounts of the annual retainer fee payment, and may elect to receive all or any portion of such director's meeting fees, in the form of Common Stock and/or options to purchase Common Stock. Options granted under this part of the Director Stock Plan are intended to provide each electing director with options at an exercise value on the date of grant equal to the foregone fees; that is, the difference between the exercise price and the market value of the underlying shares of Common Stock on the date of grant is intended to be equal to the foregone fees.

     In order to continue to attract and retain outside directors of exceptional ability and background, the Company also maintains a Fee Continuation Plan for Non-Employee Directors (the "Fee Continuation Plan"). Under the Fee Continuation Plan, benefits are payable to a person who serves as a non-employee director for a period of five years or more (including service as a non-employee director of Allegheny Ludlum or Teledyne). The benefit is an amount equal to the annual fee for directors in effect immediately prior to the participant's cessation of service as a director and is to continue at a rate of one year of benefit for each year of the participant's credited service as a director (as defined in the Fee Continuation Plan) up to a maximum of ten years.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to own beneficially more than five percent of the outstanding Common Stock of the Company as of March 16, 1998.

              NAME AND ADDRESS OF                 AMOUNT AND NATURE OF               PERCENT
                BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP               OF CLASS
                ----------------                  --------------------               --------
Richard P. Simmons                                     16,362,644(a)                    9.3%
1000 Six PPG Place
Pittsburgh, PA 15222
Henry E. Singleton                                     13,999,320                       8.0%
335 North Maple Drive
Beverly Hills, CA 90210
J. P. Morgan & Co. Incorporated                        15,298,242(b)                    8.7%
60 Wall Street
New York, NY 10260
Delaware Management Holdings, Inc.                      9,729,881(c)                    5.6%
2005 Market Street
Philadelphia, PA 19103

(a) Mr. Simmons has the sole power to direct the voting of all of these shares, and sole power to direct the disposition of 8,276,252 of such shares. Mrs. Richard P. Simmons has the sole power to direct the disposition of 8,086,392 of such shares. The amount shown includes shares held by the trustee under the Retirement Savings Plan, which is described in note (9) to the Summary Compensation Table below, for the account of Mr. Simmons as of January 31, 1998 and options to acquire 129,862 shares which may be acquired by Mr. Simmons within 60 days of March 16, 1998 pursuant to Company stock incentive plans. The amount shown does not include shares payable to Mr. Simmons as his base salary for 1998; in 1998, the Stock Incentive Award Subcommittee determined that Mr. Simmons' base salary for 1998 would be paid by the issuance of 35,000 shares of Common Stock of the Company in January 1999. The amount does not include 185,900 shares owned by the R. P. Simmons Family Foundation; Mr. and Mrs. Simmons disclaim any beneficial ownership of such shares.

(b) J. P. Morgan & Co. Incorporated has filed an amended Schedule 13G under the Securities Exchange Act of 1934, dated December 31, 1997, stating that as of that date it held sole voting power with respect to 10,355,476 shares of Common Stock, shared voting power with respect to 189,051 shares of Common Stock, sole dispositive power with respect to 14,892,166 shares of Common Stock and shared dispositive power with respect to 400,555 shares of Common Stock.

(c) Delaware Management Holdings, Inc. has filed a Schedule 13G under the Securities Exchange Act of 1934 dated February 9, 1998, stating that as of that date it held sole voting power with respect to 6,848,600 shares of Common Stock, sole dispositive power with respect to 9,281,081 shares of Common Stock and shared dispositive power with respect to 448,800 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Common Stock of the Company reported to the Company as of March 16, 1998, as being beneficially owned by each nominee for director, each continuing director, each officer named in the Summary Compensation Table, and all of such persons as a group.

                                                  AMOUNT AND NATURE OF              PERCENT OF
                      NAME                       BENEFICIAL OWNERSHIP(1)              CLASS
                      ----                       -----------------------              -----
Arthur H. Aronson                                         153,954(2)(3)                   *
Robert P. Bozzone                                       5,092,289(3)(4)                 2.9%
Paul S. Brentlinger                                         9,463(5)                      *
Frank V. Cahouet                                           41,672                         *
Diane C. Creel                                             12,746                         *
C. Fred Fetterolf                                           6,698(6)                      *
Ray J. Groves**                                             2,000                         *
W. Craig McClelland                                         7,893(7)                      *
Robert Mehrabian                                            9,660(8)                      *
James L. Murdy                                            119,281(3)                      *
William G. Ouchi                                           11,544                         *
Charles J. Queenan, Jr.                                   663,312(7)(9)                   *
George A. Roberts                                         821,175(10)                     *
James E. Rohr                                              12,126                         *
William P. Rutledge***                                    231,030                         *
Fayez Sarofim                                           2,538,414(11)                   1.5%
Richard P. Simmons                                     16,362,644(3)(12)                9.3%
Jon D. Walton                                             117,662(3)(7)(13)               *
All nominees, directors and named officers as a        26,245,523(14)                  15.0%
  group (19 persons)

*    Less than one percent of the outstanding shares.

**   Nominee for Class II Director.

*** Resigned as President and Chief Executive Officer of the Company in February 1997.

(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Includes shares which may be acquired by the named person within 60 days of March 16, 1998 pursuant to Company stock incentive plans, as follows: Mr. Aronson, 65,000 shares; Mr. Bozzone, 22,000 shares; Messrs. Brentlinger, Fetterolf, McClelland, Queenan, Roberts, Rohr and Sarofim, 2,000 shares each; Mr. Cahouet, 41,480 shares; Ms. Creel, 12,016 shares; Dr. Mehrabian, 8,660 shares; Mr. Murdy, 18,666 shares; Dr. Ouchi, 10,582 shares; Mr. Rutledge, 216,563 shares; Mr. Walton, 38,333 shares.

(2) Does not include 13,500 shares owned by Mrs. Arthur H. Aronson. Mr. Aronson disclaims beneficial ownership of such shares.

(3) Includes shares held by the trustee under the Company's Retirement Savings Plan for the account of the named person as of January 31, 1998.

(4) Does not include 240,000 shares owned by Mrs. Robert P. Bozzone and 71,700 shares owned by the Bozzone Family Foundation. Mr. Bozzone disclaims beneficial ownership of such shares.

(5) Does not include 200 shares owned by Mrs. Paul S. Brentlinger. Mr. Brentlinger disclaims beneficial ownership of such shares.

(6) Does not include 2,600 shares owned by the Fetterolf Family Foundation. Mr. Fetterolf disclaims beneficial ownership of such shares.

(7)  Includes shares held jointly with the named individual's spouse.

(8) Dr. Mehrabian has been designated as an individual eligible to participate in the Company's Stock Acquisition and Retention Program for the 1998 Plan Year and has indicated his intention to purchase the maximum number of shares of Company Common Stock he is entitled to purchase under the Program. Based on the closing market price of the shares of Company Common Stock on December 31, 1997, Dr. Mehrabian would be entitled to purchase up to 13,526 shares of Common Stock under the Program and would receive a total of 6,763 shares of restricted stock. The actual number of shares Dr. Mehrabian will purchase under the Program will depend on the value of the Common Stock during the applicable measurement period under the Program.

(9) Does not include 54,100 shares owned by Mrs. Charles J. Queenan, Jr. Mr. Queenan disclaims beneficial ownership of such shares.

(10) Shares are owned of record by a trust of which Dr. Roberts is sole trustee with sole voting and dispositive power. Excludes 16,541 shares owned by a trust of which Mrs. George A. Roberts is sole trustee with sole voting and dispositive power. Dr. Roberts disclaims beneficial ownership of such shares.

(11) Mr. Sarofim may be deemed to be the beneficial owner of 2,640,583 shares of Common Stock. Of such shares, Mr. Sarofim has sole voting and dispositive power as to 1,838,583 shares of Common Stock of which 50,829 are held by the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim is the trustee). Mr. Sarofim has shared voting and dispositive power with respect to 697,831 shares of Common Stock owned by Sarofim International Management Company (a wholly owned subsidiary of Fayez Sarofim & Co.). Does not include 104,169 shares of Common Stock held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients. Pursuant to its investment advisory contract with its clients, Fayez Sarofim & Co. has full investment discretion with respect to such investment advisory accounts; however, the clients are entitled to the economic benefits of ownership of such shares.

(12) See note (a) to the table regarding "Security Ownership of Certain Beneficial Owners" above.

(13) Does not include 7,400 shares owned by Mrs. Jon D. Walton. Mr. Walton disclaims beneficial ownership of such shares.

(14) Includes an aggregate of 604,112 shares which may be acquired within 60 days of March 16, 1998 pursuant to Company stock incentive plans. Does not include an aggregate of 406,437 shares with respect to which beneficial ownership is disclaimed as described above.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                             (ITEM B ON PROXY CARD)

     Ernst & Young LLP ("Ernst & Young") has served as independent auditors for the Company since August 15, 1996 and served as independent auditors for Allegheny Ludlum since 1980. The Board of Directors believes that Ernst & Young is knowledgeable about the Company's operations and accounting practices and is well qualified to act in the capacity of independent auditors. Therefore, the Board of Directors has selected Ernst & Young as the Company's independent auditors for 1998. The proposal to ratify the selection of Ernst & Young will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If your proxy card is specifically marked as abstaining from voting on the proposal, your shares will, in effect, be voted against the proposal. Broker non-votes will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young, the appointment of independent auditors will be reconsidered by the Board. It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF
            THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS.

                   OTHER BUSINESS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company, and a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

     The Company knows of no business which may be presented for consideration at the Annual Meeting other than as indicated in the Notice of Annual Meeting. If any other business should properly come before the meeting, the persons designated as proxies in the accompanying proxy cards have discretionary authority to vote in accordance with their best judgment.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEES REPORT ON EXECUTIVE COMPENSATION

     This report on executive compensation is furnished by the Personnel and Compensation Committee and the Stock Incentive Award Subcommittee of the Board of Directors of the Company (sometimes referred to as the "Committees"). In accordance with the rules of the Securities and Exchange Commission, this report shall not be deemed incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

     After the combination of the businesses of Allegheny Ludlum Corporation ("Allegheny Ludlum") and Teledyne, Inc. ("Teledyne") in August 1996 (the "Combination"), was consummated, the Committees began the development of a comprehensive compensation program for the executives of the new company. The Committees retained the services of Hewitt Associates, a nationally recognized executive compensation and benefits consulting firm, to assist in this effort. In 1997, Hewitt Associates delivered its analysis of the existing compensation programs of Allegheny Ludlum and Teledyne and made recommendations to the Committees regarding changes to the existing programs. Subsequently, with due consideration of the work of Hewitt Associates, the Committees established the executive compensation program for the Company, which included a statement of the Company's executive compensation philosophy.

     Executive Compensation Philosophy. The Company's executive compensation program is designed to be competitive in the aggregate, using a set of business and labor market competitors (by industry segment, as appropriate) to gauge the competitive marketplace. Competitive for these purposes is defined as a "target" base compensation program at the 50th percentile (median) for comparable positions. The competitor companies are not necessarily the same companies included in the peer group for purposes of the graph on page 28.

     The Company's executive compensation program is performance oriented, with a substantial portion of total compensation tied to internal and external measures of Company performance. It is anticipated that superior performance will increase total compensation opportunities to well above the 50th percentile level.

     The Company's program is designed to promote long-term careers with the Company.

     Consistent with the general characteristics outlined above, the Committees adopted the following statement of the Company's policy for base salaries, short-term incentives and long-term incentives:

     - Base salary for all management positions will be at the unit's industry or market median for comparable positions unless there are sound reasons for varying significantly from industry or market medians. The Committees stress that judgment will always be the guiding factor in base salary determinations, as well as any other compensation issue, and that no system should be so rigid that it prevents the use of judgment in appropriate circumstances.

     - Short-term incentives under the Company's annual incentive plan allow for competitive (50th percentile) cash compensation, based on the achievement of predefined performance measures, with up to 200 percent of the target award paid in the case of achievement significantly in excess of target performance. It is contemplated that a majority of the award under the annual incentive plan be based on financial performance achievement, with a smaller portion tied to the achievement of preestablished individual goals. A discretionary adjustment on an individual basis of plus or minus 20 percent is permitted under the plan, although aggregate increases will not exceed 5 percent. All awards under the annual incentive plan will be paid from a pool not to exceed five percent of operating profit, subject to modification in appropriate circumstances by the Committees.

     - Long-term incentives at the Company consist of three components:

      -- Stock options, which are to be awarded periodically to the Chief
         Executive Officer by the Stock Incentive Award Subcommittee (the "Subcommittee"), in a number and subject to the terms and conditions considered appropriate by the Subcommittee, and to other key employees, generally annually by the appropriate Committees with due regard for the recommendations of management;

      -- A three-year performance share program opportunity, with a new performance cycle beginning every three years for selected Company officers and key executives under which payment of awards will depend upon achievement of performance goals;

      -- A stock acquisition and retention program opportunity which will be granted to selected officers and key executives.

     Compensation of the Company's Chief Executive Officer. On February 12, 1997, Richard P. Simmons, the Chairman of the Board and Chairman of the Executive Committee, was elected to serve as the Company's President and Chief Executive Officer following the announcement by Mr. Rutledge that he was resigning effective immediately as President and Chief Executive Officer of the Company for personal and family reasons.

     In March 1997, the Subcommittee took action regarding the compensation of Mr. Simmons. Its action was based on its review, in consultation with Hewitt Associates, of compensation packages for chief executive officers of comparable companies. It was determined that the base salary and short-term incentive opportunities the Company would provide to Mr. Simmons would have to be competitive and should be set with a view to attracting and retaining outstanding top management for the Company. It was also determined that the short-term incentive should be large enough to provide a meaningful award opportunity. Longer-term incentives would be in the form of options and performance awards.

     After consultation with Hewitt Associates, the Subcommittee determined that the annual rate of Mr. Simmons' base salary for 1997 should be approximately $705,000 and that such salary would be paid by the issuance of shares of Common Stock. The applicable number of shares was determined to be 30,000 shares of Common Stock, based on the closing price of a share of Common Stock on the New York Stock Exchange prior to the date Mr. Simmons was elected to serve as the Company's President and Chief Executive Officer. The number was prorated, however, to reflect the fact that Mr. Simmons' service as President and Chief Executive Officer commenced on February 12, 1997 and thus would be for less than a full year of 1997. A total of 26,548 shares were issued to Mr. Simmons in January 1998 in respect of his base salary for 1997.

     In March 1997, the Subcommittee determined that for his 1997 incentive bonus under the Company's 1996 Incentive Plan (the "Incentive Plan"), upon attainment of the target level of performance, Mr. Simmons would receive 24,000 shares of Common Stock, or approximately 80% of his base salary. At that time, corporate and individual performance objectives for Mr. Simmons were set. The performance program contemplated that Mr. Simmons would receive a larger number of shares if and to the extent the performance goals were exceeded by actual performance, but that the aggregate payout would not exceed 160% of Mr. Simmons' base salary.

     For 1997, compensation of the Company's officers was based largely on the plans of Allegheny Ludlum previously in effect, except that awards under the Company's short-term incentive program for the Company's officers were generally based on achievement of goals under Allegheny Ludlum's Performance Management System ("PMS") and goals under the Economic Value Added ("EVA(R)")-based plan of Teledyne, each for all business units of the respective entities weighted on the basis of the employed capital of the specialty metals segment and other businesses, respectively, as well as achievement of specific individual goals. It was decided that the Company would not use an EVA(R)-based short-term incentive plan after the 1997 fiscal year.

     In February 1998, the Committees met to consider the proposed payment of incentive awards to Allegheny Teledyne senior management, including Mr. Simmons, for the 1997 fiscal year. The Subcommittee reviewed the provisions of the short-term incentive program that had been adopted by the Committees in March 1997, including the incentive award which would be payable to Mr. Simmons under the Incentive Plan,

---------------

EVA(R) is a registered trademark of Stern Stewart & Co.

and discussed the award opportunities for Mr. Simmons expressed as a percentage of base salary at the beginning of the year. The review involved an analysis of the Company's performance against the corporate objectives and a comparison of Mr. Simmons' performance against the performance standards previously established by the Subcommittee. Background information regarding the award and related objectives for Mr. Simmons were reviewed in detail. In reviewing the performance of Mr. Simmons, the Subcommittee considered a broad range of factors, including the following: (a) sales from the Company's continuing operations increased to $3.647 billion despite a severe decline in commodity stainless steel prices; (b) operating profit improved 5 percent to $453 million or 12 percent of sales; (c) corporate expenses declined 23 percent to $31 million as a result of consolidating headquarter operations in Pittsburgh, Pennsylvania; (d) cash from operating activities continued strong at $257 million; (e) return on capital employed improved to 21.6 percent and return on equity increased to 29.3 percent before special items; and (f) the Company's financial position continued to be strong.

     The Subcommittee discussed the strong and effective leadership that Mr. Simmons and other members of senior management had shown in combining the businesses of Allegheny Ludlum and Teledyne, identifying solutions to important strategic needs and objectives and capitalizing on new growth opportunities. Particular attention was also given to the extraordinary effort of Mr. Simmons and other members of the senior management team in connection with the variety of strategic acquisitions contemplated by the Company.

     The Subcommittee also specifically discussed the actions that Mr. Simmons had taken to realize his individual objectives for 1997, which included the effective implementation of a corporate-wide, corporate-driven cost and quality improvement program which was essentially in place by July 1997; the review and installation of improved cost and quality information systems in all operating companies to enable company managers to understand and effectively manage each cost element of their businesses; the establishment of a comprehensive appraisal system for all company presidents and their direct reports; and significant positive changes in the corporate culture of the Company which have established Allegheny Teledyne as an operating company that adds significant value to its family of companies, significantly raised the acceptable standard of performance for each company and substantially increased the velocity of change. The Subcommittee noted that Mr. Simmons and other members of the management team had made substantial progress in beginning to evaluate the operating companies to determine strategic fit, critical mass and opportunities for profitable growth.

     Members of the Subcommittee also discussed their belief that, while external factors, including severe pricing pressures for commodity stainless steels and the current overcapacity in the commodity stainless steel industry as well as concerns regarding the Asian monetary crisis have placed pressure on the performance of the Company's Common Stock, the actions taken by Mr. Simmons and the leadership he has provided to the Company have enhanced the overall value of the Company.

     Following discussion of each of the relevant factors, the Subcommittee then proceeded to determine the actual amount of the incentive award to be paid to Mr. Simmons under the Incentive Plan for 1997 relative to the incentive guideline through a quantitative assessment of Mr. Simmons' performance as measured against his performance objectives. Following discussion, taking the foregoing and other appropriate factors into account, including the strength of the Company's performance during the 1997 fiscal year and the exceptional and extraordinary contributions that Mr. Simmons had made to that performance, the Subcommittee determined that the incentive award paid to Mr. Simmons under the Incentive Plan for the 1997 fiscal year would be set at 142 percent of annual 1997 base salary (as measured at the time the rate of base salary was set) or $1 million, with 60% of the award to be paid in the Common Stock of the Company and 40% paid in cash. This amount was within the range previously approved by the Subcommittee.

     In 1997, the Stock Incentive Award Subcommittee granted Mr. Simmons options to purchase 90,000 shares of Common Stock at an exercise price of $23.50 per share, based on the price of the Company's Common Stock prior to the date Mr. Simmons was elected to serve as the Company's President and Chief Executive Officer. In determining the number of stock options to be granted, the Subcommittee considered the recommendations of Hewitt Associates. Based on its review of comparable companies, Hewitt Associates had recommended that the Chief Executive Officer be granted options to purchase 90,000 shares of Company Common Stock at the target level of performance, assuming, as was the case in 1997, that Mr. Simmons did not participate in the Company's stock acquisition and retention program in 1997. As previously noted, at the time of the grant, it was anticipated that the annual stock option award would represent approximately 60% of the total value of the long-term incentive component of Mr. Simmons' compensation package, with the balance to be represented by a performance share plan. The Committees did not, however, establish a performance share program for 1997.

     Compensation of the Company's Former Chief Executive Officer. The annual rate of Mr. Rutledge's base salary for 1997 was $710,000. That base salary was set by Teledyne in 1995.

     For a discussion of Mr. Rutledge's separation agreement with the Company, see "Separation and Severance Agreements" below.

     Deductibility of Executive Compensation. Under Section 162(a) of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to the Company's Chief Executive Officer and certain officers who are statutory insiders of the Company in excess of $1 million in any year may be non-deductible for Federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law. The Incentive Plan is intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). The Committees may determine in any year that it would be in the best interests of the Company for an award or awards to be paid under the Incentive Plan or otherwise in a manner that would not satisfy the requirements of Section 162(m) and its regulations for deductibility.

MEMBERS OF THE PERSONNEL AND COMPENSATION COMMITTEE
Charles J. Queenan, Jr., Chairman
Diane C. Creel, Vice Chair
C. Fred Fetterolf
W. Craig McClelland
William G. Ouchi

MEMBERS OF THE STOCK INCENTIVE AWARD SUBCOMMITTEE
Diane C. Creel, Chair
C. Fred Fetterolf
W. Craig McClelland
William G. Ouchi

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Personnel and Compensation Committee or Stock Incentive Award Subcommittee during 1997 was an officer or employee of the Company. The law firm to which Mr. Queenan serves as senior counsel provided services to the Company during 1997 and 1998; Mr. Queenan does not participate in the earnings or profits of, and does not receive compensation for any services that he may provide to, such firm. Other than as indicated in the preceding sentence, no member of the Committees during 1997 had a current or prior relationship, and no officer who is a statutory insider of the Company had a relationship to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following Summary Compensation Table sets forth, for fiscal years 1995, 1996 and 1997, information about the compensation paid by the Company and its subsidiaries to the Chief Executive Officer of the Company and to each of the other four most highly compensated officers required to file reports under
Section 16 of the Securities Exchange Act of 1934, as amended, who were serving as such officers of the Company as of December 31, 1997 and to W. P. Rutledge who served as the Chief Executive Officer of the Company prior to February 12, 1997 (the "named officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                         ------------------------------------
                                     ANNUAL COMPENSATION                           AWARDS             PAYOUTS
                         --------------------------------------------    ------------------------------------
                                                               OTHER
                                                              ANNUAL     RESTRICTED    SECURITIES
                                                              COMPEN-      STOCK       UNDERLYING       LTIP      ALL OTHER
       NAME AND                  SALARY         BONUS         SATION       AWARD      OPTIONS/SARS    PAYOUTS    COMPENSATION
PRINCIPAL POSITIONS(1)   YEAR    ($)(2)         ($)(3)        ($)(4)       ($)(5)        (#)(6)        ($)(7)        ($)
-----------------------------------------------------------------------------------------------------------------------------
Richard P. Simmons       1997   $623,879(8)   $1,000,000     $ 7,525             0     90,000 shs.          0     $  223,961(9)
 Chairman, President
 and Chief Executive
 Officer
Arthur H. Aronson        1997   $437,500      $  350,000     $15,837      $118,703     20,000 shs.   $296,400     $  408,433(9)
 Executive Vice          1996    400,000         257,560      12,216       201,759     36,000         197,626        553,711(9)
 President(10)           1995    300,000         374,870      28,955        87,341          0         204,021        206,496(9)
James L. Murdy           1997   $335,000      $  240,000     $10,677      $160,313          0 shs.   $239,400     $  302,581(9)
 Executive Vice          1996    258,399         179,884      10,543       126,947     34,000         172,235        564,571(9)
 President, Finance      1995    238,706         203,114      10,574       223,576          0         164,791        118,027(9)
 and Administration and
 Chief Financial
 Officer(10)
Robert Mehrabian         1997   $145,833(11)  $  160,000(11)      --             0          0 shs.          0     $    9,696(9)(11)
 Senior Vice President
Jon D. Walton            1997   $250,000      $  200,000     $ 9,491      $123,168          0 shs.   $171,000     $  182,026(9)
 Senior Vice President,  1996    155,104         177,931       9,284        74,889     24,000         114,008        291,429(9)
 General Counsel and     1995    140,415          85,594       9,313       134,344          0         117,708         48,770(9)
 Secretary(10)
William P. Rutledge      1997   $129,256      $  146,438          --             0          0 shs.          0     $3,433,350(12)
 Former President        1996    710,000         794,768          --             0    288,750               0          3,000(12)
 and Chief Executive     1995    710,000         715,385          --             0          0               0            300(12)
 Officer(12)

 (1) On February 12, 1997, Richard P. Simmons was elected as the Company's President and Chief Executive Officer and William P. Rutledge resigned as President and Chief Executive Officer of the Company. Previously, Mr. Simmons had served as a non-employee Chairman of the Board of Allegheny Teledyne and, prior to the Combination, as a non-employee Chairman of the Board of Allegheny Ludlum. Prior to the consummation of the Combination, Mr. Rutledge was Chairman of the Board of Directors and Chief Executive Officer of Teledyne, Mr. Aronson was President and Chief Executive Officer of Allegheny Ludlum, Mr. Murdy was Senior Vice President, Finance and Chief Financial

     Officer of Allegheny Ludlum, and Mr. Walton was Vice President, General Counsel and Secretary of Allegheny Ludlum. In August 1997, Dr. Mehrabian was elected Senior Vice President and the segment executive for the Company's aerospace and electronics companies. As described below, in 1995 and 1996, Messrs. Aronson, Murdy and Walton received benefits under the applicable Allegheny Ludlum plans and Mr. Rutledge received benefits under the applicable Teledyne plans.

 (2) In the case of Messrs. Aronson, Murdy and Walton, includes cash compensation deferred pursuant to the savings part of the Company's Retirement Savings Plan. In the case of Mr. Rutledge, includes cash compensation deferred under the Teledyne, Inc. 401(k) Plan and under the Teledyne, Inc. Executive Deferred Compensation Plan. The Company's Retirement Savings Plan and the Teledyne 401(k) Plan are qualified defined contribution plans within the meaning of Section 401(a) of the Code.

 (3) For 1997, represents payments under the Incentive Plan. Sixty percent of the amount paid to Mr. Simmons was paid in Common Stock. All other amounts were paid in cash. For 1995 and 1996, in the case of Messrs. Aronson, Murdy and Walton, includes payments under Allegheny Ludlum's Performance Management System Plan and salaried employees' profit-sharing plan, and in the case of Mr. Rutledge, includes payments under the Teledyne Senior Executive Performance Plan.

 (4) In accordance with applicable regulations, the amounts set forth in this column do not include perquisites and other personal benefits received by the named officer unless the aggregate value of such perquisites and other benefits exceeded the lesser of $50,000 or 10% of the total salary and bonus reported for the named officer.

 (5) Represents the closing market price on the New York Stock Exchange, on the award date, of a number of shares of Common Stock equal to the number of shares restricted stock awarded to the named executive for 1997 under the Allegheny Teledyne Incorporated Stock Acquisition and Retention Program and for 1995 and 1996 under the Allegheny Ludlum Stock Acquisition and Retention Plan. The market price does not take into account any diminution in value attributable to the restrictions applicable to the shares awarded under the plan. In general, the restricted shares will vest only if the participant retains the shares that are purchased and/or designated by the participant as subject to the plan for a period of five years. The approval by the Allegheny Ludlum shareholders of the Combination of Allegheny Ludlum and Teledyne constituted a "change of control" as defined in the Allegheny Ludlum Stock Acquisition and Retention Plan which caused the forfeiture restrictions on the restricted shares then held by Messrs. Murdy and Walton to lapse in 1996. The restrictions on Mr. Aronson's restricted shares did not lapse as a result of the Combination. On December 31, 1997, Messrs. Aronson, Murdy and Walton held 24,850, 6,750 and 5,186 restricted shares of Common Stock, respectively, under the plan and program; based on the closing market price of the Common Stock on the New York Stock Exchange on December 31, 1997, the value of these restricted shares were $642,994, $174,656 and $134,188, respectively. Prior to 1998, the Company's stock acquisition and retention programs were only available to certain officers of Allegheny Ludlum. See Note (11).

 (6) Reflects options awarded under the Incentive Plan in 1997 and in prior years under an employee stock option plan of Teledyne or Allegheny Ludlum, as the case may be. The amount represents the number of shares the officer could purchase by exercising the options. Does not include options awarded to Mr. Simmons and Dr. Mehrabian under the Non-Employee Director Stock Compensation Plan with respect to their service as non-employee directors. See page 23 below.

 (7) For Messrs. Aronson, Murdy and Walton, payments in 1997 reflect the achievement of 120% of the performance objectives for the 1995-1996 award period and payments in 1996 and 1995 reflect the achievement of 97% of the performance objectives for the 1991-1993 award period, in each case under the Allegheny Ludlum Performance Share Plan for Key Employees. Payment of the awards is made over a three-year period beginning in the year immediately following the end of the award period. The amount represents the cash and the market value of the shares of Common Stock distributed under the plan on the relevant valuation dates. Mr. Simmons and Dr. Mehrabian were not employees of Allegheny Ludlum during the applicable award periods and did not therefore participate in the Allegheny Ludlum Performance Share Plan.

 (8) Mr. Simmons' base salary for 1997 was $1 in cash and 26,548 shares of Common Stock. The value reflected in the table is based on the closing price of the Common Stock on the New York Stock Exchange on the day prior to the date of issuance of January 12, 1998.

 (9) The amounts include, in the case of Mr. Simmons, $213,041 paid to him as a retiree of Allegheny Ludlum under qualified and non-qualified plans of Allegheny Ludlum prior to his election as the Company's President and Chief Executive Officer in February 1997. The amounts include the annual accruals made by the Company or Allegheny Ludlum, as the case may be, with respect to possible future payments to the named officers under the Supplemental Pension Plan described at "Pension Plans--Provisions Applicable to Employees of Allegheny Teledyne and Former Employees of Allegheny Ludlum" below. For 1997, the amounts accrued were as follows: Mr. Aronson, $341,679; Mr. Murdy, $252,658; and Mr. Walton, $138,833. Also included are the Company's contributions to each of the accounts of Messrs. Simmons, Aronson, Murdy and Walton pursuant to the Retirement portion of the Company's Retirement Savings Plan in the amount of $10,920 and in the amount of $9,696 for Dr. Mehrabian for 1997 as well as the Company's contributions to the accounts of the following officers pursuant to the Savings portion of the Retirement Savings Plan, which in 1997 were as follows: Mr. Aronson, $4,719; Mr. Murdy, $4,750; and Mr. Walton, $4,740. The amounts also include contributions to the Company's Benefit Restoration Plan which, in 1997, were as follows: Mr. Simmons, $95,152; Mr. Aronson, $42,694; Mr. Murdy, $28,050; and Mr. Walton, $21,246. Under the Benefit Restoration Plan, the Company supplements the payments received by participants under the Pension Provisions described at "Pension Plans" below and the Retirement and Savings parts of the Retirement Savings Plan by making payments to or accruing benefits on behalf of such participants in amounts which are the equivalent of the portion of the payments or benefits which cannot be paid or accrued under such plans as a result of the limitations imposed by the Code. For 1997, also included are the dollar values of the benefits to the following officers of the remainder of the Company-paid premiums for "split dollar" life insurance, as follows: Mr. Aronson, $8,421; Mr. Murdy, $6,203; and Mr. Walton, $6,287.

(10) For a description of the Company's employment agreements with Messrs. Aronson, Murdy and Walton, see "Employment Agreements" below.

(11) Represents amounts paid to Dr. Mehrabian as an employee of the Company for the five-month period beginning August 1997. Previously, Dr. Mehrabian was the President of Carnegie Mellon University. Dr. Mehrabian has been designated as an individual eligible to participate in the Company's Stock Acquisition and Retention Program for the 1998 Plan Year and has indicated his intention to purchase the maximum number of shares of Company Common Stock he is entitled to purchase under the Program. Based on the closing market price of the shares of Company Common Stock on December 31, 1997, Dr. Mehrabian would be entitled to purchase up to 13,526 shares of Common Stock under the Program and would receive a total of 6,763 shares of restricted stock. The actual number of shares

     Dr. Mehrabian will purchase under the Program will depend on the value of the Common Stock during the applicable measurement period under the Program.

(12) For 1997, the amounts include $3,355,548 in payments made to Mr. Rutledge under his Separation Agreement with the Company, a contribution of $300 under the Teledyne, Inc. 401(k) Plan and $77,502 in payments made to him under the provisions of the Allegheny Teledyne Pension Plan applicable to employees of Teledyne and Teledyne Pension Equalization Plan described below. See "Separation Agreement" and "Pension Plans" below.

STOCK OPTIONS

     The following table sets forth information regarding the grant of stock options during 1997 under the Incentive Plan, to each of the officers named in the Summary Compensation Table and to all employee optionees as a group.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS (1)(2)
                       ------------------------------------------------------
                                        %
                       NUMBER OF     OF TOTAL                                             POTENTIAL REALIZABLE
                       SECURITIES    OPTIONS/                                           VALUE AT ASSUMED ANNUAL
                       UNDERLYING      SARS                                               RATES OF STOCK PRICE
                        OPTIONS/    GRANTED TO     EXERCISE                         APPRECIATION FOR OPTION TERM (3)
                          SARS      EMPLOYEES      OR BASE                         ----------------------------------
                        GRANTED     IN FISCAL       PRICE          EXPIRATION        0%          5%           10%
        NAME              (#)          YEAR       ($/ SHARE)          DATE         ($)(4)       ($)           ($)
        ----           ----------   ----------   ------------      ----------      ------    ----------    ----------
Richard P. Simmons       90,000         82%       $23.50            2/13/07          $0      $1,330,000    $3,370,000
Arthur A. Aronson        20,000         18         28.25            3/31/07           0         355,400       900,400
All Optionees           110,000        100                                            0       1,690,000     4,270,000

(1) Options granted to Messrs. Simmons and Aronson are exercisable at the rate of 25% per year, commencing on the first anniversary date of the grant. Options include the right to pay the exercise price in cash or in previously acquired Company Common Stock, and the right to have shares withheld by the Company to pay withholding tax obligations due in conjunction with the exercise.

(2) The grants shown do not include grants made under the 1996 Non-Employee Director Stock Compensation Plan. During fiscal 1997, Mr. Simmons was granted options to purchase 4,933 shares of Common Stock at an exercise price of $15.21 per share pursuant to his election under such plan to receive payment of director fees in the form of stock options in lieu of cash for his service as a non-employee director during 1996. He was granted options to purchase 455 shares of Common Stock under such plan in January 1998 at an option price of $17.56 with respect to his service as a non-employee director during 1997. Under a similar election, during fiscal year 1997, Dr. Mehrabian was granted options to purchase 4,604 shares of Common Stock at an exercise price of $15.21 and options to purchase 1,000 shares of Common Stock at an exercise price of $26.875 for his service as a non-employee director during 1996 and 1997. He was also granted options to purchase 1,082 shares of Common Stock under such plan in January 1998 at an option price of $17.56 for his service as a non-employee director during 1997. During 1997, a total of 31,203 stock options were granted under the plan to all electing non-employee directors.

(3) These assumed "potential realizable values" are mathematically derived from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on the future performance of Company Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

(4) No gain to the optionees is possible without stock price appreciation, which will benefit all stockholders commensurately. Zero percent stock price appreciation will result in zero dollars for the optionee.

     The following table sets forth information regarding the exercise of stock options during 1997 and the unexercised options held as of the end of 1997 by the named officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT            IN-THE MONEY OPTIONS/
                             SHARES                                 FY-END (#)              SARS AT FY-END ($) (2)
                            ACQUIRED       VALUE REALIZED   ---------------------------   ---------------------------
         NAME           ON EXERCISE (#)       ($) (1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ----------------   --------------   -----------   -------------   -----------   -------------
Richard P. Simmons                 0                  0        6,907(3)       90,000       $ 69,805      $  225,000
Arthur H. Aronson                  0                  0       60,000          68,000        622,500         212,250
James L. Murdy                     0                  0       18,666          43,333         57,165         165,750
Robert Mehrabian                   0                  0        6,578(3)        1,000(3)      66,255               0
Jon D. Walton                      0                  0       38,333          31,667        397,707         140,480
William P. Rutledge        1,078,000        $16,722,669            0         360,938              0       4,946,654

(1) The amount shown for Mr. Rutledge as "value realized" is calculated by subtracting the exercise price paid upon exercise of an option from the closing price of a share of Company Common Stock on the New York Stock Exchange on the date the option was exercised.

(2) In the case of Messrs. Simmons, Aronson, Murdy, Mehrabian and Walton, the "value of unexercised in-the-money options" is calculated by subtracting the exercise price from $26.00, which was the mean between the high and low sales prices of a share of Company Common Stock on the New York Stock Exchange on December 31, 1997. In the case of Mr. Rutledge, the "value of unexercised in-the-money options" is calculated by subtracting the exercise price from $25.875, which was the closing sales price of a share of Company Common Stock on the New York Stock Exchange on December 31, 1997.

(3) These options were granted to Mr. Simmons and Dr. Mehrabian under the Non-Employee Director Stock Compensation Plan with respect to their service as non-employee directors.

PENSION PLANS

     In 1996, the underfunded defined benefit pension plans of Allegheny Ludlum and subsidiaries were merged with overfunded defined benefit pension plans of Teledyne and subsidiaries. The plan mergers created the Allegheny Teledyne Incorporated Pension Plan (the "Allegheny Teledyne Pension Plan"), which is a single defined benefit plan, qualified under the Code. The benefit formulas and distribution provisions applicable to the respective employee participants of Teledyne and Allegheny Ludlum prior to the Combination did not change as a result of the Combination or plan mergers.

     The benefits payable from a qualified defined benefit plan are limited by
Section 415 of the Code to an annual benefit of $120,000 (indexed as announced from time to time by the Secretary of the Treasury) payable at age 65 with an actuarial reduction for earlier commencement. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan; in 1996, the maximum includable compensation was $150,000 (which amount has subsequently been increased to $160,000 by announcement of the Secretary of the Treasury). The amounts shown in the table below indicate the aggregate of payments under the Allegheny Teledyne Pension Plan and, in the case of Mr. Rutledge, Teledyne's Pension Equalization Plan described below and, in the case of Messrs. Simmons, Aronson, Murdy and Walton, the defined benefit portion of the Company's Benefit Restoration Plan described in note (9) to the Summary Compensation Table.

     Provisions Applicable to Employees of Allegheny Teledyne and Former Employees of Allegheny Ludlum. In 1988, Allegheny Ludlum adopted the Retirement part of its Retirement Savings Plan referred to in note (9) to the Summary Compensation Table, and amended its pension plan for salaried employees, which is now a part of the Allegheny Teledyne Pension Plan (the "Pension Provisions"), to provide that no additional benefits would accrue thereunder from and after December 31, 1988, except for those employees who were grandfathered under the Pension Provisions. Under the Pension Provisions, the formula used to determine retirement benefits considers the participant's average annual eligible earnings in the highest five consecutive years of the last ten years prior to retirement and the number of the participant's years of service. All participants who either were age 55 or had 25 or more years of service on December 31, 1977 are eligible to have their pension benefits calculated using a higher benefit formula and eligible earnings base. For such participants, the eligible earnings base is calculated in the three consecutive years of the ten years prior to retirement in which such earnings were the highest. In connection with the amendment of the Pension Plan in 1988, Allegheny Ludlum guaranteed that eligible participants who were either age 45 with 15 years or more of service or whose age and service totaled 65 or more at December 31, 1988 will receive at retirement a benefit at least equal to the benefit they would have received if the Allegheny Teledyne Pension Plan had continued to accrue benefits. Benefits accrued prior to January 1, 1989 will be paid at the time, in the form and in the amount determined under the Pension Provisions.

     The following table shows the estimated annual benefits calculated on a straight life annuity basis payable under the Pension Provisions and the defined benefit portion of the Benefit Restoration Plan described at note (9) to the Summary Compensation table to participants in specified compensation and years of service classifications upon attainment of age 65.

                               PENSION PLAN TABLE

                                              ESTIMATED ANNUAL PENSION BENEFITS FOR
      REMUNERATION                         REPRESENTATIVE YEARS OF CONTINUOUS SERVICE
----------------------------------------------------------------------------------------------------
                                15         20          25           30           35           40
        $ 200,000            $ 48,000   $ 64,000   $   80,000   $   96,000   $  112,000   $  128,000
          300,000              72,000     96,000      120,000      144,000      168,000      192,000
          400,000              96,000    128,000      160,000      192,000      224,000      256,000
          500,000             120,000    160,000      200,000      240,000      280,000      320,000
          600,000             144,000    192,000      240,000      288,000      336,000      384,000
          800,000             192,000    256,000      320,000      384,000      448,000      512,000
        1,000,000             240,000    320,000      400,000      480,000      560,000      640,000
        1,500,000             360,000    480,000      600,000      720,000      840,000      960,000
        2,000,000             480,000    640,000      800,000      960,000    1,120,000    1,280,000
        2,500,000             600,000    800,000    1,000,000    1,200,000    1,400,000    1,600,000

     The formula used to determine retirement benefits under the Pension Provisions considers the participant's annual eligible earnings in the highest five consecutive years of the last ten years prior to retirement or, in the case of Allegheny Ludlum employees with frozen benefits, prior to 1988, and the number of the participant's years of service. Eligible earnings include base salary, including tax-deferred contributions by the employee under the Company's savings plans, and awards, when received, under the Company's short-term incentive plans.

     In certain circumstances, pension benefits are subject to integration with Social Security and reduction for other payments made to the participant and his or her spouse.

     As of December 31, 1997, Messrs. Simmons, Aronson, Murdy and Walton had 42.5, 0.08, 0.58 and 2.83 credited years of service, respectively. Mr. Simmons' credited years of service have been calculated under the employment agreement he had with Allegheny Ludlum prior to his retirement from Allegheny Ludlum, which provided that he was entitled to a supplemental pension, payable from the general assets of Allegheny Ludlum, based on 15 years of service in addition to those he served as an Allegheny Ludlum employee. Messrs. Aronson, Murdy and Mr. Walton are fully vested in the Pension Provisions.

     In addition, the Company has established a Supplemental Pension Plan which provides certain key employees of the company and its subsidiaries (or their beneficiaries in the event of death) with monthly payments in the event of retirement, disability or death, equal to 50 percent of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start two months following the later of (1) age 62, if actual retirement occurs prior to age 62 but after age 58 with the approval of the Board of Directors, or
(2) the date actual retirement occurs, and continue for a 118-month period. The plan describes the events that will terminate an employee's participation in the plan. Since the payment of benefits to the participants is contingent on future events, the amount to be paid in the future with respect to such officers cannot be determined at this time.

     Provisions Applicable to W. P. Rutledge. Based on 10.16 years of credited service and final average compensation of $86,026.63, following his retirement from the Company in 1997, Mr. Rutledge began to receive $8,611 per month in pension benefits under the provisions of the Allegheny Teledyne Pension Plan applicable to employees of Teledyne and the Teledyne Pension Equalization Plan. The Pension Equalization Plan is designed to restore benefits which would be payable under the pension plan provisions applicable to Teledyne employees but for the limits imposed by the Code, to the levels set forth in such pension plan provisions, calculated pursuant to the formula in such provisions.

SEPARATION AGREEMENT

     Mr. Rutledge resigned as a director, officer and employee of the Company and its subsidiaries. Under a separation agreement dated as of March 6, 1997 between the Company and Mr. Rutledge (which superseded Mr. Rutledge's severance agreement with Teledyne, under which he would have been entitled to payments under certain circumstances), Mr. Rutledge received from the Company a cash payment of $3.13 million on the effective date of the agreement. The agreement also provides that Mr. Rutledge will serve as a consultant to the Chairman of the Company until April 1, 2000 for which he will receive a monthly retainer of $23,000 plus $500 per hour in addition to 40 hours served in any month and continue to receive health and life insurance benefits (except to the extent provided through other employment). Mr. Rutledge will also serve as a director of Teledyne Industries International, Inc. ("TII"), a subsidiary of Teledyne, Inc. Under the agreement, Mr. Rutledge also received a pro rata portion of his 1997 performance-based bonus, payable under the same criteria and at the same time as 1997 performance-based bonuses are paid to other Company executives, as well as amounts carried to 1997 under Teledyne's EVA-based plans. In addition, Mr. Rutledge will continue to have all rights and benefits under his stock option agreements in accordance with their terms so long as he continues to be a director of TII and will continue to be entitled to benefits under Teledyne retirement plans to the extent accrued on the date he resigned as an officer of the Company.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements, which became effective at the effective time of the Combination, with Messrs. Aronson, Murdy and Walton. The agreements provide for the payment of base salary as well as for eligibility to participate in incentive compensation, equity, employee and fringe benefit plans offered to senior executives of the Company. The term of the agreement with Mr. Aronson ends on his sixty-fifth birthday. The term of the agreements with Messrs. Murdy and Walton are for an initial three-year term which, absent notice from one party to the other, renews automatically each month on and after the second anniversary of its effective date so that the then remaining term will be no less than one year.

     The agreements generally terminate prior to the expiration date without breach by any party in the event of the death, disability or voluntary resignation of the employee. The Company may also terminate the agreement for cause without breach by it. An employee may resign for good reason (which is defined to include demotion, reduction in base pay, or movement of corporate headquarters) and receive severance payments equal to the base pay and bonus, determined based on actual financial results, as well as continued participation in certain compensation and employee benefit plans for the then remaining term, including certain supplemental pension benefits.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

     The graph set forth below shows the cumulative total stockholder return (i.e., price change plus reinvestment of dividends) on Company Common Stock from the first day of trading in the Common Stock following the Combination through December 31, 1997 as compared to the S&P 500 Index, the S&P Iron & Steel Index and a peer group index consisting of Allied Signal, Inc., Crane Co., Tenneco, Inc. and Textron Inc. The graph assumes that $100 was invested on August 16, 1996.

     In accordance with the rules of the Securities and Exchange Commission, this presentation shall not be incorporated by reference into any of the Company's registration statements under the Securities Act of 1933.

                           TOTAL STOCKHOLDER RETURNS

        MEASUREMENT PERIOD             ALLEGHENY          S&P 500          S&P IRON &
      (FISCAL YEAR COVERED)             TELEDYNE           INDEX          STEEL INDEX        PEER GROUP
AUGUST 16, 1996                            100               100               100               100
DECEMBER 1996                           110.93            112.16            106.30            107.32
DECEMBER 1997                           127.81            149.58            108.15            125.08

                              CERTAIN TRANSACTIONS

     Argonaut Group, Inc. Two of the Company's directors, George A. Roberts and Fayez Sarofim, also are directors of Argonaut Group, Inc. ("Argonaut Group"), a former subsidiary of Teledyne. In addition, as of February 15, 1997, directors of the Company beneficially owned in the aggregate more than 5.5% of the outstanding stock of Argonaut Group.

     Teledyne has provided Argonaut Group with certain investment trade execution services. During 1997, Argonaut Group paid Teledyne approximately $18,605 for these services. During 1997, Argonaut Insurance Company ("Argonaut Insurance"), a subsidiary of Argonaut Group, paid Teledyne approximately $944,582 pursuant to certain retrospective rating provisions of insurance policies previously written by Argonaut Group for Teledyne. Future payments to or from Argonaut Insurance may be required under the retrospective rating provisions and reinsurance provisions of such policies. In 1997, the Company paid approximately $1.6 million to AGI Properties, Inc. ("AGI"), a non-insurance subsidiary of Argonaut Insurance, pursuant to a real property leases in Los Angeles, California. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

     Unitrin, Inc. Two of the Company's directors, George A. Roberts and Fayez Sarofim also are directors of Unitrin, Inc. ("Unitrin"), a former subsidiary of Teledyne. In addition, as of December 31, 1997, directors of the Company beneficially owned in the aggregate more than 9.3% of the outstanding stock of Unitrin.

     Teledyne has provided Unitrin with certain investment trade execution and other professional services, as well as the use of company aircraft. During 1997, Unitrin paid Teledyne approximately $163,155 for these services. Unitrin provided data processing services to Teledyne for which Teledyne paid approximately $811,916 in 1997. In addition, during 1997, Unitrin earned premiums of approximately $5,831,103 million for group life insurance coverages on Teledyne employees and their dependents. In prior years, pursuant to certain contractual arrangements with Teledyne, Unitrin insured Teledyne and its subsidiaries for certain coverages, including worker's compensation, general liability and automobile liability. These insurance arrangements contained retrospective rating and reinsurance provisions which reduce Unitrin's financial exposure by giving it recourse against Teledyne and its subsidiaries. The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties. In addition, Teledyne and Unitrin have certain indemnities with respect to certain tax matters and the operation of Teledyne prior to the 1990 distribution of Unitrin stock to Teledyne's stockholders.

     Code, Hennessy & Simmons Funds. Allegheny Ludlum and subsidiaries of Allegheny Ludlum have engaged in investment transactions with two limited partnership funds: Code, Hennessy and Simmons Limited Partnership ("Fund I"), and Code, Hennessy & Simmons II L.P. ("Fund II"). The objective of both funds is to seek maximum return by investing in leveraged buyouts of operating companies. Profits and losses of Fund I and of Fund II are allocated 80 percent to the limited partners and 20 percent to the general partner. The general partner of Fund I is CHS Management Limited Partnership ("CHS I"), and the general partner of Fund II is CHS Management II, L.P. ("CHS II"). The general partners of CHS I and the stockholders of the general partner of CHS II are Andrew W. Code, Daniel
J. Hennessy, and Brian P. Simmons, each of whom has an equal interest in each of such firms. Brian P. Simmons is the son of Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company.

     At the end of the first quarter of 1994, Allegheny Ludlum voluntarily contributed its limited partnership interest in Fund I to an irrevocable trust established with respect to the funding the retiree medical and insurance benefit obligations Allegheny Ludlum has to its employees represented by the United Steelworkers of America. Later in the 1994 and 1995 fiscal years and in the first quarter of 1996, Allegheny Ludlum voluntarily contributed investments it had made in Fund II, in the amounts of $5.6 million, $7.5 million and $1.5 million, respectively, to the irrevocable trust. In February 1997, Allegheny Ludlum contributed investments it had made in Fund II in the amount of $6 million to a subsidiary of Allegheny Ludlum. Subsequently, Allegheny Ludlum voluntarily contributed its remaining investment in Fund II to the irrevocable trust. Investors had made commitments to invest approximately $155 million in Fund II, which was formed in 1993, including $30 million to be invested by Allegheny Ludlum.

     A subsidiary of Allegheny Ludlum continues to be the limited partner in CHS I and CHS II and to receive 10 percent of CHS I's 20 percent share of Fund I's net profits and losses (i.e., two percent of Fund I's net profits and losses). The same subsidiary is a limited partner in CHS II and receives 5 percent of CHS II's 20 percent share of Fund II's net profits and losses (i.e., one percent of Fund II's net profits and losses). During 1997, the Allegheny Ludlum subsidiary that invested in CHS I made no investments in, and received distributions of $240,091 from, CHS I. The same subsidiary made investments of $55,169 in, and received distributions of $1,350,604 from, CHS II.

     CHS I and CHS II are responsible for managing the selection and structuring of their respective fund's investments. In 1997, the annual base management fee for CHS I and CHS II were 1.4% and 1.9%, respectively, of the fund's total capital commitments. In each case, the management fees were offset by fees which the general partner charges to companies its fund acquires. After the offset for fees, the net amounts received by CHS I and CHS II were 0.5% and 0%, respectively.

     In addition to the investment by the Company, Richard P. Simmons, Chairman, President and Chief Executive Officer of the Company, Robert P. Bozzone, Vice Chairman of the Board of the Company, and a subsidiary of PNC Bank Corp. have invested or will invest $4,473,360, $1,250,000 and $5,000,000, respectively, in Fund I. In addition to the investment by the Company, Messrs. Simmons and Bozzone, and a subsidiary of PNC Bank Corp., directly or indirectly, have invested or will invest $5.2 million, $2.5 million, and $7.5 million, respectively, in Fund II. James E. Rohr, President of PNC Bank Corp., is a member of the Company's Board of Directors.

     Pursuant to a written agreement with another subsidiary, Allegheny Ludlum agreed to furnish consulting services which the subsidiary in turn has agreed to furnish to CHS I. Under this agreement, no fee is to be paid for the services of Richard P. Simmons, who is primarily responsible for such consultations, or James L. Murdy, the Executive Vice President, Finance and Administration and Chief Financial Officer, for up to one day per week each. A similar arrangement may be made with respect to CHS II. In 1996 and 1997, no substantial services were provided to CHS I which required the payment of compensation. Richard P. Simmons also serves as a member of the Advisory Boards of Fund I and Fund II and a member of the Advisory Board of a third investment fund established by the founders of CHS I and CHS II in which the Company elected not to invest.

     Kirkpatrick & Lockhart LLP. The Company retained the law firm of Kirkpatrick & Lockhart LLP to perform services for the Company during 1997 and 1998. Charles J. Queenan, Jr., a member of the Company's Board of Directors, is senior counsel to that law firm. See "Compensation Committee Interlocks and Insider Participation."

     Loan Guarantee. Teledyne has guaranteed repayment to an unaffiliated banking institution of $464,000 of Mr. Rutledge's loan obligations with respect to his residence in Los Angeles. As of March 1, 1998, Mr. Rutledge was current in this obligation.

     Loans under Stock Acquisition and Retention Programs. Under the terms of the Allegheny Ludlum Stock Acquisition and Retention Plan and the Allegheny Teledyne Stock Acquisition Program adopted in 1997 (the "programs"), persons who served as president or a vice president of Allegheny Ludlum could deliver a promissory note, payable to the Company, as payment for the purchase price of the shares of Common Stock purchased under the programs. Each note has a term of not more than 10 years and is secured by the shares of Common Stock being purchased with the note. Interest accrues on the notes at a rate, as determined on the applicable purchase date, equal to the lesser of the average borrowing rate of the Company or the prime lending rate of PNC Bank, but not lower than the minimum rate necessary to avoid imputed interest under the applicable federal income tax laws. During the 1997 fiscal year, James L. Murdy, Executive Vice President, Finance and Administration and Chief Financial Officer, and Jon
D. Walton, Senior Vice President, General Counsel and Secretary, delivered promissory notes to the Company to pay the purchase price of Common Stock purchased under the plan. The largest amount of indebtedness outstanding under the programs during the 1997 fiscal year and the amount of indebtedness outstanding under the programs as of December 31, 1997 were $1,080,555 for Mr. Murdy and $700,770 for Mr. Walton, respectively.

                           ANNUAL REPORT ON FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY AT 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479.

                  1999 ANNUAL MEETING AND STOCKHOLDER PROPOSAL

     Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received no later than November 23, 1998 for inclusion in the Proxy Statement and proxy card for that meeting. In addition, the Company's certificate of incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to the Secretary not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting which, in the case of the 1999 Annual Meeting of Stockholders, would be no earlier than January 31, 1999 and no later than February 15, 1999. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Company's certificate of incorporation also requires that such notice contain certain additional information. Copies of the certificate of incorporation can be obtained without charge from the Corporate Secretary.

                                        By order of the Board of Directors

                                        /s/ Jon D. Walton
                                                  Jon D. Walton
                                        Senior Vice President, General Counsel
                                                    and Secretary

Dated: March 23, 1998

(continued from reverse side)                                 Please mark
                                                              your vote as
                                                              indicated in [X]
                                                              this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING ITEMS:

A. ELECTION OF DIRECTORS,

       FOR                    WITHHELD
all nominees (except     from all nominees
   as indicated)

      [   ]                     [   ]

A. Election of A.H. Aronson, P.S. Brentlinger, R.J. Groves, W.G. Ouchi, and J.E. Rohr as Class II directors.

(To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:

_________________________________________________________________________.)


B. SELECTION OF AUDITORS.

   FOR     AGAINST     ABSTAIN

  [   ]     [   ]       [   ]




                                             DATE:_______________________, 1998

                                             __________________________________

                                             __________________________________
                                                 (SIGNATURE OR SIGNATURES)
                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS AT THE LEFT. WHEN SIGNING
                                             AS A FIDUCIARY OR CORPORATE
                                             OFFICER, GIVE FULL TITLE. FOR JOINT
                                             ACCOUNTS, PLEASE FURNISH BOTH
                                             SIGNATURES.



                              FOLD AND DETACH HERE


                         [LOGO]    ALLEGHENY TELEDYNE
                                   INCORPORATED
                                   1000 Six PPG Place
                                   Pittsburgh, PA 15222-
                                   5479


Dear Stockholder:

     Enclosed are materials relating to Allegheny Teledyne Incorporated's 1998 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

     Your vote is important. Please complete, sign and promptly return the attached proxy card in the accompanying postage-paid envelope whether or not you expect to attend the meeting.

                                                  /s/ JON D. WALTON
                                                  -----------------------------
                                                  John D. Walton
                                                  Senior Vice President,
                                                  General Counsel and Secretary

                        ALLEGHENY TELEDYNE INCORPORATED
                         PROXY FOR 1998 ANNUAL MEETING

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        ALLEGHENY TELEDYNE INCORPORATED

The undersigned hereby appoints James L. Murdy, Mary W. Snyder and Jon D. Walton or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the undersigned is entitled to vote with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Teledyne Incorporated on May 14, 1998, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" ALL PROPOSALS.

                PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE.



                              FOLD AND DETACH HERE

(continued from reverse side)                                 Please mark
                                                              your vote as
                                                              indicated in [X]
                                                              this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING ITEMS:

A. ELECTION OF DIRECTORS,

       FOR                    WITHHELD
all nominees (except     from all nominees
   as indicated)

      [   ]                     [   ]

A. Election of A.H. Aronson, P.S. Brentlinger, R.J. Groves, W.G. Ouchi, and J.E. Rohr as Class II directors.

(To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:

_________________________________________________________________________.)


B. SELECTION OF AUDITORS.

   FOR     AGAINST     ABSTAIN

  [   ]     [   ]       [   ]




                                             DATE:_______________________, 1998

                                             __________________________________
                                                        (Signature)
                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS AT THE LEFT.



                              FOLD AND DETACH HERE


                        ALLEGHENY TELEDYNE INCORPORATED

              PERSONAL RETIREMENT AND 401(k) SAVINGS ACCOUNT PLAN
                            RETIREMENT SAVINGS PLAN
       SAVINGS AND SECURITY PLAN OF THE LOCKPORT AND WATERBURY FACILITIES
                        THE 401(k) SAVINGS ACCOUNT PLAN
               OF ALLEGHENY LUDLUM CORPORATION (WASHINGTON PLANT)

                                                                  March 23, 1998

     Enclosed you will find a copy of the Allegheny Teledyne Incorporated 1997 Annual Report, a Notice of the 1998 Annual Meeting of Stockholders and Proxy Statement, a voting instruction card (above), a postage-paid return envelope addressed to Mellon Bank, N.A., as Trustee of each of the above-named Plans, and a postage-paid ticket request card.

     As a participant in one of the Plans, you have the right to direct the Trustee as to the manner in which voting rights will be exercised at the meeting with respect to the shares of Common Stock of the Company allocated to your Plan account and shown on the above voting instruction card. Your directions to the Trustee will be held in complete confidence by the Trustee except as may be necessary to meet legal requirements. The Trustee will vote shares for which no participant instructions are received in the same proportion as shares for which participant instructions have been received.

     The enclosed Proxy Statement contains detailed information concerning voting at the Annual Meeting and the matters that will be acted upon. You are encouraged to read the enclosed materials carefully and to exercise your right to direct the Trustee how to vote your Plan shares.

     You must complete and sign the above voting instruction card, and it must be received by the Trustee by May 11, 1998 in order to have your shares under the Plan voted at the meeting in accordance with your instructions.

     You will also receive proxy solicitation materials, including a proxy card, from the Company if you own shares of Common Stock that are not held by the Trustee under the Plan. In order to vote your non-Plan shares, you should complete and sign the proxy card and return it to the Company.

                        ALLEGHENY TELEDYNE INCORPORATED
                VOTING INSTRUCTION CARD FOR 1998 ANNUAL MEETING

              PERSONAL RETIREMENT AND 401(k) SAVINGS ACCOUNT PLAN
                            RETIREMENT SAVINGS PLAN
       SAVINGS AND SECURITY PLAN OF THE LOCKPORT AND WATERBURY FACILITIES
                        THE 401(k) SAVINGS ACCOUNT PLAN
               OF ALLEGHENY LUDLUM CORPORATION (WASHINGTON PLANT)

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        ALLEGHENY TELEDYNE INCORPORATED

The undersigned hereby directs the Trustee of the above Plans to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Teledyne Incorporated on May 14, 1998, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.

PLAN PARTICIPANTS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" ALL PROPOSALS.

                Please vote, date and sign on the reverse side.




                              FOLD AND DETACH HERE

(Continued from reverse side)                                 Please mark
                                                              your vote as
                                                              indicated in [X]
                                                              this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING ITEMS:

A. ELECTION OF DIRECTORS,

       FOR                    WITHHELD
all nominees (except     from all nominees
   as indicated)

      [   ]                     [   ]

A. Election of A.H. Aronson, P.S. Brentlinger, R.J. Groves, W.G. Ouchi, and J.E. Rohr as Class II directors.

(To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) in the space that follows:

_________________________________________________________________________.)


B. SELECTION OF AUDITORS.

   FOR     AGAINST     ABSTAIN

  [   ]     [   ]       [   ]




                                             DATE:_______________________, 1998

                                             __________________________________
                                                        (Signature)
                                             Please sign EXACTLY as your name
                                             appears at the left.



                              FOLD AND DETACH HERE


                        ALLEGHENY TELEDYNE INCORPORATED

                           Teledyne, Inc. 401(k) Plan

                                                                  March 23, 1998

     Enclosed you will find a copy of the Allegheny Teledyne Incorporated 1997 Annual Report, a Notice of the 1998 Annual Meeting of Stockholders and Proxy Statement, a voting instruction card (above), a postage-paid return envelope and a postage-paid ticket request card.

     As a participant in the Plan, you have the right to direct the Plan Trustee as to the manner in which voting rights will be exercised at the meeting with respect to the shares of Common Stock of the Company allocated to your Plan account and shown on the above voting instruction card. Your directions to the Trustee will be held in complete confidence by the Plan Trustee except as may be necessary to meet legal requirements.

     The enclosed Proxy Statement contains detailed information concerning voting at the Annual Meeting and the matters that will be acted upon. You are encouraged to read the enclosed materials carefully and to exercise your right to direct the Trustee how to vote your Plan shares.

     You must complete and sign the above voting instruction card, and it must be received by the Trustee by May 11, 1998 in order to have your shares under the Plan voted at the meeting in accordance with your instructions. If your completed card is not received by May 11, 1998, the Administrative Committee for the Plan may direct the Plan Trustee to vote your shares.

     You will also receive proxy solicitation materials, including a proxy card, from the Company if you own shares of Common Stock that are not held by the Trustee under the Plan. In order to vote your non-Plan shares, you should complete and sign the proxy card and return it to the Company.

                        ALLEGHENY TELEDYNE INCORPORATED
                VOTING INSTRUCTION CARD FOR 1998 ANNUAL MEETING

                           TELEDYNE, INC. 401(k) PLAN

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        ALLEGHENY TELEDYNE INCORPORATED

The undersigned hereby directs the Trustee of the above Plan to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Teledyne Incorporated on May 14, 1998, and any adjournments thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.

PLAN PARTICIPANTS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED "FOR" ALL PROPOSALS.

                PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE.




                              FOLD AND DETACH HERE